Exhibit 3.33

PARTNERSHIP AGREEMENT

OF

TRUGREEN LANDCARE
a California general partnership

SEPTEMBER 1, 1999

TABLE OF CONTENTS

	1. Organizational Matters

1.1	Formation	1

1.2	Name	1

1.3	Principal Office	1

1.4	Term	1

	2. Definitions

2.1	Defined Terms	1

	3. Purpose

3.1	Purpose	3

	4. Capital Contributions

4.1	Contributions	3

4.2	Capital Accounts	3

4.3	Interest	3

4.4	Loans From Partners	3

	5. Allocations

5.1	Net Income and Net Loss Allocation	4

5.2	Income Accounts	4

5.3	Transfers of Percentage Interests	4

	6. Distributions and Withdrawals

6.1	Distributions From Capital Accounts	4

6.2	Withdrawals from Income Accounts	4

6.3	No Salaries	4

	7. Management of the Partnership

7.1	Management	5

7.2	Outside Activities	5

7.3	Partnership Funds	5

7.4	Title to Partnership Assets	5

	8. Record Keeping, Accounting, and Tax Matters

8.1	Records	5

8.2	Fiscal and Taxable Years	5

8.3	Accounting Matters	5

8.4	Preparation of Tax Returns	5

	9. Transfer of Percentage Interests

9.1	Generally	6

9.2	Transfer Definition	6

9.3	Transfer to Permitted Persons	6

	10. Admission of Substituted Partners

10.1	Admission of Successor Partner	6

10.2	Amendment of Agreement	6

	11. Dissolution and Liquidation

11.1	No Dissolution Upon Permitted Transfers	6

11.2	Dissolution Generally	6

11.3	Events of Dissolution	7

11.4	Reasonable Time for Winding Up	7

11.5	Application of Proceeds Upon Liquidation	7

11.6	Obligation to Cure Deficit Capital Account	7

	12. General Provisions

12.1	Addresses	8

12.2	Notices	8

12.3	Titles and Captions	8

12.4	Binding Effect	8

12.5	Integration	8

12.6	Creditors	8

12.7	Waiver	8

12.8	Counterparts	9

12.9	Applicable Law	9

12.10	Invalidity of Provisions	9

12.11	Enforcement Costs	9

12.12	Amendment	9

PARTNERSHIP AGREEMENT
OF
TRUGREEN LANDCARE PARTNERSHIP

This Partnership Agreement is entered into on September 1, 1999, by and between the Persons executing the “Schedule A Partner Signature Page” as general partners (all partners collectively referred to as “Partners”).

1.                    Organizational Matters

1.1                                 Formation. The Partners form a general partnership (“Partnership”) pursuant to the provisions of the California Act. The California Act shall govern the rights and obligations of the Partners and the administration and termination of the Partnership. The partnership interest of any Partner shall be personal property for all purposes.

1.2                                 Name. The name of the Partnership shall be, and the business of the Partnership shall be conducted under the name of, “TruGreen LandCare”. The Partnership’s business may be conducted under any other name or names deemed advisable by the unanimous consent of the Partners, including the name of any Partner or Partners.

1.3                                 Principal Office. The principal office of the Partnership shall be 860 Ridge Lake Boulevard, Memphis, Tennessee 38120, or such other place as the Partners may from time to time unanimously designate. The Partnership may maintain offices at such other place or places as the Partners unanimously deem advisable.

1.4                                 Term. The Partnership shall commence on the Commencement Date and shall continue until terminated according to Section 11 of this Agreement.

2.                    Definitions

2.1                                 Defined Terms. Unless clearly indicated to the contrary, the following definitions shall, for all purposes, be applied to the terms used in this Agreement:

“California Act” means the California Uniform Partnership Act, Cal. Corp. Code §§ 15001 et seq., as it may be amended from time to time, and any successor to such California Act.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 4.2.

“Capital Contribution” means any cash and cash equivalent which a Partner contributes to the Partnership pursuant to Section 4.1.1.

“CFO” means the Vice President and Controller of TruGreen LawnCare.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Commencement Date” means the date first mentioned above.

“Consumer Services” means ServiceMaster Consumer Services Limited Partnership, a Delaware limited partnership.

“Event of Dissolution” means an event described in Section 11.3.

“Fiscal Year” means the calendar year.

“Income Account” means the income account maintained for a Partner pursuant to Section 5.2.

“Net Income” means, for any period with respect to which the Partnership has any item of income, gain, deduction, or loss, the excess (if any) of (a) the total amount of such items of income and gain for the period over (b) the total amount of such items of deduction and loss for the period as determined for federal income tax purposes by the CFO.

“Net Loss” means, for any period with respect to which the Partnership has any item of income, gain, deduction or loss, the excess (if any) of (a) the total amount of such items of deduction and loss for the period over (b) the total amount of such items of income and gain for the period as determined for federal income tax purposes by the CFO.

“Partners” means any Persons executing the “Schedule A Partner Signature Page” as general partners of the Partnership.

“Partnership” means the general partnership organized pursuant to this Agreement.

“Percentage Interest” means the ownership interest of a Partner in the Partnership expressed as a percentage. At the Commencement Date, the Percentage Interests of the Partners are shown respectively in the Schedule A Partner Signature Pages.

“Permitted Person” means an affiliate of Consumer Services.

“Person” means an individual or a corporation, partnership, limited liability company, trust, or unincorporated organization, association or other entity.

“Treasury Regulations” means regulations promulgated pursuant to the Code. Any reference to a specific regulation or regulations of the Code shall be deemed to include a reference to any corresponding provision of future Treasury Regulations.

3.                    Purpose

3.1                                 Purpose. The purpose of the Partnership shall be to render landscaping and nursery services in the State of California and to conduct any business which lawfully may be conducted by a partnership organized pursuant to the California Act, including, but not limited to, the acquisition, management, operation, and disposition of properties, the carrying on of any business relating thereto or arising therefrom, and anything incidental or necessary to the foregoing.

4.                    Capital Contributions

4.1                                 Contributions.

4.1.1                        Timing. On the Commencement Date, each Partner shall contribute to the Partnership an amount equal to the initial capital contribution indicated on each Partner’s respective Schedule A Partner Signature Page. The Partners shall make additional capital contributions from time to time as the Partners unanimously shall agree. No Partner shall be entitled to make additional capital contributions without the consent of all other Partners.

4.1.2                        Records. The capital contributions made by the Partners pursuant to Section 4.1.1 shall be recorded in the books and records of the Partnership.

4.2                                 Capital Accounts. Separate Capital Accounts shall be established and maintained for each Partner according to Section 704 (b) of the Code and Treasury Regulation Section 1.704-1.

4.3                                 Interest. No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

4.4                                 Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. If any Partner shall advance funds to the Partnership in excess of the amounts required hereunder to be contributed by the Partner to the capital of the Partnership, such advances shall not result in any increase in the amount of the Capital Account of such Partner. The amounts of any such advances shall be a debt of the Partnership to such

Partner and shall be payable or collectible only out of the Partnership assets in accordance with the terms and conditions upon which such advances are made.

5.                    Allocations

5.1                                 Net Income and Net Loss Allocation. With respect to any allocation period of the Partnership, each item of income, gain, loss, and deduction shall be allocated in accordance with the Partners’ respective Percentage Interests. No additional share of income, gain, loss, and deduction shall inure to a Partner by virtue of the Partner’s Capital Account or Income Account being larger than another Partner’s Capital Account or Income Account.

5.2                                 Income Accounts. Separate Income Accounts shall be maintained for each Partner. Net Income and Net Loss shall be credited or charged to the separate Income Account of each Partner. If a Partner’s Income Account has no credit balance, then the Partner’s share of Net Loss shall be charged to the Partner’s Capital Account. If a Partner’s Capital Account has a negative balance, then the Partner’s share of Net Gain shall be credited to the Partner’s Capital Account until the balance of the Partner’s Capital Account equals the sum of the Partner’s initial Capital Contribution and any additional Capital Contributions made by the Partner, unless the Partners unanimously determine otherwise.

5.3                                 Transfers of Percentage Interests. Each item of Partnership income, gain, loss, deduction, and credit attributable to a transferred Percentage Interest shall, for federal income tax purposes, be determined on an annual prorated basis (or other basis, as required or permitted by Section 706 of the Code).

6.                    Distributions and Withdrawals

6.1                                 Distributions From Capital Accounts. No Partner shall be entitled to withdraw any part of the Partner’s Capital Contribution from the Partner’s Capital Account or to receive any distribution from the Partnership except as provided in Sections 6 and 11.

6.2                                 Withdrawals from Income Accounts. A Partner may withdraw, from time to time, the credit balance in the Partner’s Income Account. All withdrawals from Partners’ Income Accounts shall be subject to Section 5.2.

6.3                                 No Salaries. No Partner shall receive a salary for services rendered to the Partnership.

7.                    Management of the Partnership

7.1                                 Management. Unless specified otherwise in this Agreement, each Partner’s vote in the management of the Partnership shall be weighted according to the Partner’s Percentage Interest.

7.2                                 Outside Activities. The Partners shall be entitled to have business interests and engage in business activities in addition to those relating to the Partnership. Neither the Partnership, any other Partner, nor any one else shall have any rights by virtue of this Agreement in any other business ventures of any Partner.

7.3                                 Partnership Funds. The Partnership shall deposit its funds in a bank account or accounts in the name of the Partnership, a Partner, or a nominee, as the Partners unanimously shall designate. All withdrawals from such accounts shall be made by checks signed by any agent of the Partnership as unanimously designated by the Partners.

7.4                                 Title to Partnership Assets. Title to Partnership assets shall be owned by the Partnership as an entity, and no Partners, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any Partnership assets may be held in the name of the Partnership, any Partner, or one or more nominees, as the Partners unanimously may determine. Each Partner declares and warrants that any Partnership assets for which legal title is held in the name of a Partner shall be held in trust by the Partner for the use and benefit of the Partnership in accordance with this Agreement. All Partnership assets shall be recorded as the property of the Partnership on its books and records irrespective of the name in which legal title to such Partnership assets are held.

8.                    Record Keeping, Accounting, and Tax Matters

8.1                                 Records. The Partnership shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership, including the record of the holders of Percentage Interests, of Capital Accounts, and of Income Accounts.

8.2                                 Fiscal and Taxable Years. The fiscal and taxable years of the Partnership shall be the calendar year.

8.3                                 Accounting Matters. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles consistently applied. All decisions about accounting matters shall be made in good faith by the CFO.

8.4                                 Preparation of Tax Returns. The Partnership shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses, and other items necessary for federal and state income tax purposes and shall furnish to each Partner within sixty

(60) days of the close of the taxable year the tax information reasonably required for federal and state income tax reporting purposes.

9.                    Transfer of Percentage Interests

9.1                                 Generally. No Percentage Interest shall be transferred, in whole or in part, except according to this Section 9. Any transfer or purported transfer of any Percentage Interest not made according to this Section 9 shall be null and void.

9.2                                 Transfer Definition. The term “transfer”, when used in this Section 9 with respect to a Percentage Interest, includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, a change in control of a Partner, or any other disposition.

9.3                                 Transfer to Permitted Persons. A Partner may transfer the Partner’s Percentage Interest, in whole or in part, to or for the benefit of Permitted Persons. Thereafter, the transferee Permitted Person or Permitted Persons shall become a Partner or Partners with all of the interest, rights, and duties previously held by the transferring Partner in connection with the Percentage Interest transferred.

10.              Admission of Substituted Partners

10.1                           Admission of Successor Partner. The successor of the Percentage Interest of any Partner shall be admitted to the Partnership as a partner upon furnishing to all other Partners an acceptance, in form satisfactory to all of the other Partners, of all the terms and conditions of this Agreement.

10.2                           Amendment of Agreement. In connection with the admission to the Partnership of any successor Partner, the Partners shall take all steps necessary and appropriate to prepare as soon as practical an appropriate amendment of this Agreement to reflect such successor Partner’s status as a Partner.

11.              Dissolution and Liquidation

11.1                           No Dissolution Upon Permitted Transfers. The Partnership shall not dissolve upon the admission of additional or substituted Partners in accordance with the terms of this Agreement.

11.2                           Dissolution Generally. Unless specified otherwise in this Agreement, the Partnership shall dissolve, its affairs shall be wound up, and its assets liquidated upon the unanimous consent of the Partners or an Event of Dissolution.

11.3                           Events of Dissolution.   Each of the following events shall be an Event of Dissolution:

(a)                                  the State of California permits a limited liability company to obtain a California business license to perform services rendered by the Partnership and a Partner, organized as a limited liability company, obtains such a license and

(b)                                 the entry of a decree of judicial dissolution pursuant to the provisions of the California Act.

11.4                           Reasonable Time for Winding Up.   A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 11.2 in order to minimize any losses otherwise attendant upon such winding up.

11.5                           Application of Proceeds Upon Liquidation.   The proceeds of any liquidation shall be applied in the following order of priority:

(a)                                  the payment of any debts and liabilities of the Partnership, then

(b)                                 the establishment of any reserve which the Partners unanimously and reasonably shall deem necessary to provide for any contingent or unforeseen liabilities or obligations of the Partnership, and thereafter

(c)                                  the payment of the balance of the proceeds, if any, in distribution according to the Partners’ positive Capital Account balances, as determined after taking into account all Capital Account adjustments for the Partnership’s taxable year during which the liquidation occurs, by the end of such taxable year (or, if later, then within ninety (90) days after the date of the liquidation).

At the expiration of a period of time as the Partners unanimously deem advisable, the balance of the reserve established under (b) above, after the payment of any contingent liabilities or obligations anticipated by the Partners, shall be distributed pursuant to (c) above. For purposes of this Section 11.5, a liquidation of the Partnership shall constitute a liquidation as set forth in Treasury Regulation section 1.704-1(b)(2)(ii)(g).

11.6                           Obligation to Cure Deficit Capital Account.   If, following the liquidation of a Partner’s Percentage Interest (within the meaning of Treasury Regulation section 1.704- 1(b)(2)(ii)(g)), a Partner has a deficit balance in the Partner’s Capital Account (as determined after taking into account all adjustments to the Capital Account, including the adjustments for the year during which the liquidation occurs), then the Partner unconditionally shall be obligated to pay the amount of the deficit balance to the Partnership by the end of such taxable year (or, if later, then within ninety (90) days after the date of the liquidation), which amount shall be applied and distributed according to Section 11.5.

12.              General Provisions

12.1                           Addresses.   The address of each Partner for all purposes shall be the address set forth on the Schedule A Partner Signature Pages of this Agreement or such other address of which each other Partner has received written notice.

12.2                           Notices.   All notices, requests, consents, and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communications) and shall be, as elected by the person giving such notice, hand-delivered by messenger or courier service, telecommunicated, or mailed (airmail, if international) by registered or certified mail, postage prepaid, return receipt requested. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated, if by telegraph, (c) on the date of transmission with confirmed answer-back, if by telex or facsimile, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

12.3                           Titles and Captions.   All article or section titles or captions of this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Sections” are to sections of this Agreement.

12.4                           Binding Effect.   This Agreement shall be binding upon and inure to the benefit of the Partners and their successors, legal representatives, and permitted assigns.

12.5                           Integration.   This Agreement constitutes the entire agreement among the Partners pertaining to the subject matter hereof, and supersedes all prior agreements and understandings pertaining thereto.

12.6                           Creditors.   None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership.

12.7                           Waiver.   No failure by any Partner to insist upon strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of such breach or any other covenant, duty, agreement or condition.

12.8                           Counterparts.   This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all Partners, notwithstanding that all Partners are not signatories to the original or the same counterpart. Each Partner shall become bound by this Agreement immediately upon affixing its signature hereto independently of the signature of any other Partner.

12.9                           Applicable Law.   This Agreement shall be construed in accordance with and governed by the laws of the State of California, without regard to the principles of conflicts of law.

12.10                     Invalidity of Provisions.   If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

12.11                     Enforcement Costs.   If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, a breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing Partner shall be entitled to recover reasonable attorneys’ fees, court costs and all expenses, even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals), incurred in that action or proceeding, in addition to any other relief to which such Partner or Partners may be entitled.

12.12                     Amendment.   This Agreement shall be amended only by a written instrument signed by all of the Partners.

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the Commencement Date.

Partners:

See Schedule A Partner
Signature Pages for

signatures of the Partners

Schedule A

Partner Signature Page

	TruGreen Holding L.L.C.

	By:	Trugreen, Inc., managing member

	By:	/s/ Joseph B. Hanks
		Joseph B. Hanks
		Vice President and Assistant Secretary

Initial Capital Contribution:		$1,000.00

Percentage Interest:		0.01%

Address:		860 Ridge Lake Boulevard
		Memphis, TN 38120

Schedule A

Partner Signature Page

	TruGreen LandCare L.L.C.

	By:	TruGreen Holding L.L.C.,
		managing member

	By:	TruGreen Inc.,

	By:	/s/ Joseph B. Hanks
		Joseph B. Hanks
		Vice President and Assistant Secretary

Initial Capital Contribution:		$1,000.00

Percentage Interest:		99.99%

Address:		860 Ridge Lake Boulevard
		Memphis, TN 38120